SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-1424
SERIES NO.: 15



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares          9,701
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares          9,164
          Class C Shares          2,562
          Class R Shares              1

74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares          $6.54
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares          $6.40
          Class C Shares          $6.40
          Class R Shares          $6.54